PLAN OF ACQUISITION

MidCap Growth Fund I and
MidCap Growth Fund III

The Board of Directors of Principal Funds, Inc., a Maryland corporation (the “Fund”), deems it advisable that MidCap Growth Fund III series of the Fund (“MidCap Growth III”)
acquire all of the assets of MidCap Growth Fund I series of the Fund (“MidCap Growth I”) in exchange for the assumption by MidCap Growth III of all of the liabilities of MidCap Growth I and shares issued by MidCap Growth III which are thereafter to be distributed by MidCap
Growth I pro rata to its shareholders in complete liquidation and termination of MidCap Growth I and in exchange for all of MidCap Growth I’s outstanding shares.

MidCap Growth I will transfer to MidCap Growth III, and MidCap Growth III will acquire from MidCap Growth I, all of the assets of MidCap Growth I on the Closing Date and will assume from MidCap Growth I all of the liabilities of MidCap Growth I in exchange for the issuance of the number of shares of MidCap Growth III determined as provided in the following paragraphs, which shares will be subsequently distributed pro rata to the shareholders of
MidCap Growth I in complete liquidation and termination of MidCap Growth I and in exchange for all of MidCap Growth I’s outstanding shares. MidCap Growth I will not issue, sell or transfer any of its shares after the Closing Date, and only redemption requests received by MidCap
Growth I in proper form prior to the Closing Date shall be fulfilled by MidCap Growth I.
Redemption requests received by MidCap Growth I thereafter will be treated as requests for redemption of those shares of MidCap Growth III allocable to the shareholder in question.

MidCap Growth I will declare, and MidCap Growth III may declare, to its shareholders of record on or prior to the Closing Date a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income
(computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, as of the Closing Date.

On the Closing Date, MidCap Growth III will issue to MidCap Growth I a number of full and fractional shares of MidCap Growth III, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of MidCap Growth I.
The aggregate value of the net assets of MidCap Growth I and MidCap Growth III shall be determined in accordance with the then current Prospectus of MidCap Growth III as of close of regularly scheduled trading on the New York Stock Exchange on the Closing Date.

The closing of the transactions contemplated in this Plan (the “Closing”) shall be held at the offices of Principal Management Corporation, 680 8th Street, Des Moines, Iowa 50392 at
3:00 p.m. Central Time on November 21, 2008, or on such earlier or later date as fund management may determine. The date on which the Closing is to be held as provided in this
Plan shall be known as the “Closing Date.”

In the event that on the Closing Date (a) the New York Stock Exchange is closed for other than customary weekend and holiday closings or (b) trading on said Exchange is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for
MidCap Growth III or MidCap Growth I to fairly determine the value of its assets, the Closing
Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.

As soon as practicable after the Closing, MidCap Growth I shall (a) distribute on a pro rata basis to the shareholders of record of MidCap Growth I at the close of business on the

Closing Date the shares of MidCap Growth III received by MidCap Growth I at the Closing in exchange for all of MidCap Growth I’s outstanding shares, and (b) be liquidated in accordance with applicable law and the Fund’s Articles of Incorporation.

For purposes of the distribution of shares of MidCap Growth III to shareholders of
MidCap Growth I, MidCap Growth III shall credit its books an appropriate number its shares to the account of each shareholder of MidCap Growth I. No certificates will be issued for shares of
MidCap Growth III. After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the Closing Date, represented shares of MidCap Growth I, shall be deemed for all purposes of the Fund’s Articles of Incorporation and Bylaws to evidence the appropriate number of shares of MidCap Growth III to be credited on the books of MidCap Growth III in respect of such shares of MidCap Growth I as provided above.

Prior to the Closing Date, MidCap Growth I shall deliver to MidCap Growth III a list setting forth the assets to be assigned, delivered and transferred to MidCap Growth III, including the securities then owned by MidCap Growth I and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by MidCap Growth III pursuant to this Plan.

All of MidCap Growth I’s portfolio securities shall be delivered by MidCap Growth I’s custodian on the Closing Date to MidCap Growth III or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of
Rule 17f-4 under the Investment Company Act of 1940, transferred to an account in the name of
MidCap Growth III or its custodian with said depository. All cash to be delivered pursuant to this
Plan shall be transferred from MidCap Growth I’s account at its custodian to MidCap Growth III’s account at its custodian. If on the Closing Date MidCap Growth I is unable to make good delivery to MidCap Growth III’s custodian of any of MidCap Growth I’s portfolio securities because such securities have not yet been delivered to MidCap Growth I’s custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and MidCap Growth I shall deliver to MidCap Growth III’s custodian on or by said Closing Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to MidCap Growth III, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers’ confirmations, as may be reasonably required by MidCap Growth
III.

This Plan may be abandoned and terminated, whether before or after action thereon by the shareholders of MidCap Growth I and notwithstanding favorable action by such shareholders, if the Board of Directors believe that the consummation of the transactions contemplated hereunder would not be in the best interests of the shareholders of either Fund.
This Plan may be amended by the Board of Directors at any time, except that after approval by the shareholders of MidCap Growth I no amendment may be made with respect to the Plan which in the opinion of the Board of Directors materially adversely affects the interests of the shareholders of MidCap Growth I.

Except as expressly provided otherwise in this Plan, MidCap Growth I will pay or cause to be paid all out-of-pocket fees and expenses incurred in connection with the transactions contemplated under this Plan, including, but not limited to, accountants’ fees, legal fees, registration fees, printing expenses, transfer taxes (if any) and the fees of banks and transfer agents.

IN WITNESS WHEREOF, each of the parties hereto has caused this Plan to be executed by
President or its Executive Vice President as of the 10th day of June, 2008.

PRINCIPAL FUNDS, INC.
on behalf of the following Acquired Fund:
MidCap Growth Fund I

By: /s/ Nora Everett
Nora Everett, President

PRINCIPAL FUNDS, INC.
on behalf of the following Acquiring Fund:
MidCap Growth Fund III

By: /s/ Michael J. Beer
Michael J. Beer, Executive Vice President